Exhibit 3.1

TWO HARBORS INVESTMENT CORP.

ARTICLES OF AMENDMENT

Two Harbors Investment Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that upon the Effective Time (as defined below), every four (4) shares of common stock, par value $0.01 per share (the “Common Stock”), of the Corporation, which were issued and outstanding immediately prior to the Effective Time, shall be changed into one (1) issued and outstanding share of Common Stock, par value $0.04 per share (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash from the Corporation’s transfer agent in lieu of such fractional shares calculated according to the volume weighted average price of the Common Stock on November 1, 2022.

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e) of the MGCL, no stockholder approval was required.

THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall be effective at 5:01 p.m. Eastern Standard Time on November 1, 2022 (the “Effective Time”).

FIFTH:  The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 27th day of October, 2022.

ATTEST:		TWO HARBORS INVESTMENT CORP.

By:	/s/ Rebecca B. Sandberg	By:	/s/ William Greenberg
Name:	Rebecca B. Sandberg	Name:	William Greenberg
Title:	Secretary and General Counsel	Title:	President and Chief Executive Officer